NEWS RELEASE

BIOFUEL ENERGY IDLES MINNESOTA PLANT

DENVER, COLORADO – SEPTEMBER 24, 2012 – BIOFUEL ENERGY CORP. (NASDAQ:BIOF), an ethanol production company, announced today that it has decided to idle its Fairmont, Minnesota ethanol facility until further notice. The plant ceased ethanol production as of the end of last week. The Company reported that its second plant in Wood River, Nebraska continues to operate.

“Commodity margins have continued to weaken as the impact of the drought in the Corn Belt continues and ethanol remains in surplus,” said Scott H. Pearce, the Company’s President and Chief Executive Officer. “As a result, our current expectations are that the Fairmont plant will remain idle until we are able to secure local corn at price levels that support better margins. In the meantime, we will not be making any changes to our current operations team so that we can continue to operate the grain elevator and are in a position to re-start the ethanol plant on short notice.”

This release contains certain forward-looking statements within the meaning of the Federal securities laws. Such statements are based on management’s current expectations, estimates and projections, which are subject to a wide range of uncertainties and business risks. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of whether, or the times by which, our performance or results may be achieved. Factors that could cause actual results to differ from those anticipated are discussed in our Exchange Act filings and our Annual Report on Form 10-K.

BioFuel Energy currently has two 110 million gallons per year ethanol plants in the Midwestern corn belt. The Company’s goal is to become a leading ethanol producer in the United States by acquiring, developing, owning and operating ethanol production facilities.

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Contact:	Kelly G. Maguire	For More Information:
	Executive Vice President &	www.bfenergy.com
Chief Financial Officer
(303) 640-6500
kmaguire@bfenergy.com